Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR ANNOUNCES ELECTION OF ANA DUTRA TO BOARD OF DIRECTORS
RICHMOND, VA, August 20, 2026 – Tredegar Corporation (NYSE:TG) today announced that its Board of Directors has elected Ana Dutra to the Board as an independent director.
"Ana has built a distinguished career helping organizations adapt, grow, and create value in rapidly changing business environments," said Greg Pratt, Chairman of the Board. "Her extensive board experience, global perspective, and deep understanding of leadership, governance, and organizational transformation will be valuable assets as Tredegar continues to execute its strategy and position the Company for long-term success."
About Ana Dutra
Ana Dutra brings more than 30 years of global executive, consulting and public company board experience across technology, manufacturing, financial services, energy, e-commerce and other sectors. She currently serves as an independent director of Pembina Pipeline Corporation and CarParts.com and has served on multiple public company boards, with committee experience spanning audit, compensation, governance, risk, ESG and technology oversight. Earlier in her career, Ms. Dutra served as CEO of Korn Ferry Leadership and Talent Consulting, where she led the growth of a global business operating across more than 25 countries. She also has senior executive and advisory experience with various organizations including IBM, CSC, Accenture and Korn Ferry. Ms. Dutra holds an MBA in Management and Strategy from Northwestern University’s Kellogg School of Management, a master’s degree in Microeconomics from Pontifícia Universidade Católica do Rio de Janeiro and a bachelor’s degree in Microeconomics from Universidade Federal do Rio de Janeiro.
About Tredegar
Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets, and films for highly engineered surface protection applications in the global electronics industry and advanced packaging. With approximately 1,800 employees, the Company operates manufacturing facilities in North America and Asia.
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